Exhibit 99.1
Tesoro Logistics Reaches Agreement with Tesoro Corporation to Acquire Second Portion of Los Angeles Logistics Assets

SAN ANTONIO - November 18, 2013 - Tesoro Corporation (NYSE:TSO) and Tesoro Logistics LP (NYSE:TLLP) today announced that Tesoro Logistics LP (the “Partnership” or “TLLP”) has entered into a definitive agreement with Tesoro Corporation (“Tesoro”) to acquire the majority of the remaining Los Angeles logistics assets (“Los Angeles Logistics Assets”) owned by Tesoro’s subsidiary, Tesoro Refining & Marketing Company LLC. Under the terms of the agreement, TLLP will acquire the Los Angeles Logistics Assets for total consideration of $650 million with an expected closing date scheduled for later in the fourth quarter of 2013.

“With the acquisition, we intend to strengthen our position as a West Coast logistics provider and significantly increase our access to long-term, contractually committed, fee-based revenues,” said Greg Goff, TLLP's Chairman and Chief Executive Officer. “Our expectation is that the acquisition of these strategically important assets will be immediately accretive to unitholder cash distributions and will provide opportunities for future optimization and organic growth.”

The Los Angeles Logistics Assets include:

•	Two marine terminals with expected throughput of 285,000 barrels per day, which includes a marine terminal capable of handling a two million barrel capacity Very Large Crude Carrier.

•
Over 100 miles of active crude oil and refined products pipeline system connecting Tesoro’s Los Angeles refining complex with the marine terminal facilities to be acquired and TLLP’s Los Angeles area refined products terminal and storage facilities; with initial expected throughput of 550,000 barrels per day.

•	Dedicated crude oil and refined products storage terminals with capacity of 2.0 million barrels.

•	A petroleum coke handling and storage facility with an expected throughput of 2,600 metric tons per day, a refined products terminal and a shipping container storage lot.

The Partnership expects that the Los Angeles Logistics Assets will contribute estimated EBITDA of $60 million to $65 million in its first full year of operation and annual EBITDA of $65 million to $75 million thereafter as a result of expected synergies to be gained from the integration of Tesoro’s Los Angeles refining complex. Annual maintenance capital expenditures are initially expected to be $4 million to $7 million, net of reimbursements from Tesoro.

In connection with the closing of the transaction, Tesoro and the Partnership expect to enter into long-term throughput and storage use agreements.

The acquisition price of $650 million will include cash of $585 million and an equity consideration valued at approximately $65 million. The equity consideration will be based on common TLLP units issued at the average daily closing price for the 10 trading days prior to the closing of the transaction.

TESORO LOGISTICS LP
RECONCILIATION OF FORECASTED EBITDA TO AMOUNTS UNDER US GAAP
(Unaudited, in millions)

	Los Angeles Logistics Assets
Reconciliation of Forecasted EBITDA to Forecasted Net Income:	First Full Year of Operation	Subsequent to First Full Year of Operation
Forecasted net income	$28 - 33	$33 - 43
Add: Depreciation and amortization expenses (a)	12	12
Add: Interest and financing costs, net (b)	20	20
Forecasted EBITDA (c)	$60 - 65	$65 - 75

(a) Depreciation and amortization expenses have been calculated using estimated acquisition price allocation value of $240 million.
(b) Forecasted net interest and financing costs assume an equal split of debt and equity financing.
(c) We define EBITDA as net income before depreciation and amortization expenses and net interest and financing costs. EBITDA should not be considered as an alternative to net income in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). EBITDA has important limitations as an analytical tool, because it excludes some, but not all, items that affect net income. EBITDA is not a measure prescribed by U.S. GAAP but is a supplemental financial measure that is used by management and may be used by external users of our financial statements, such as industry analysts, investors, lenders and rating agencies to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

About Tesoro Logistics LP
Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

This press release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our expectations that the acquisition strengthens our position as a logistics provider; increases our access to long-term, contractually committed, fee-based revenues; acquisition is immediately accretive to unitholder distributions; future contributions from asset optimization and organic growth; estimated throughput volumes, EBITDA and maintenance capital expenditures associated with acquired assets; method of financing the acquisition; and expectations to enter into throughput and use agreements. For more information concerning factors that could affect these statements, see the respective annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K for Tesoro Corporation and Tesoro Logistics LP, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Chris Castro, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702